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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (Amendment No. _________)*


                                BioNebraska, Inc.
                   ------------------------------------------
                                (Name of Issuer)


                                  Common Stock
                     -------------------------------------
                         (Title of Class of Securities)

                                   09061V 10 8
                         -------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     / /      Rule 13d-1(b)

     / /      Rule 13d-1(c)

     /X/      Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                           (Continued on following page(s))

                                Page 1 of 6 Pages


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                                                               Page 2 of 6 Pages


----------------------------------------
CUSIP NO.    09061V 10 8                          13G
          ----------------------
----------------------------------------

--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON:   THOMAS R. COOLIDGE
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
   (a) / /
   (b) /x/
--------------------------------------------------------------------------------
3  SEC USE ONLY


--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   USA
--------------------------------------------------------------------------------
NUMBER OF SHARES                5  SOLE VOTING POWER
BENEFICIALLY
OWNED BY                           723,879 Shares
EACH REPORTING
PERSON WITH:
------------------------------------------------
                                6  SHARED VOTING POWER


                                ------------------------------------------------
                                7  SOLE DISPOSITIVE POWER

                                   723,879 Shares

                                ------------------------------------------------
                                8  SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   723,879 Shares
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
   (SEE INSTRUCTIONS)

   /X/

   See Exhibit A
--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   9.5%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

   IN

--------------------------------------------------------------------------------

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                                                               Page 3 of 6 Pages


ITEM 1.

    (a)    NAME OF ISSUER:
           The name of the issuer is BioNebraska, Inc.

    (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
           The address of the principal executive offices of the Issuer is 3820 NW 46th Street, Lincoln, Nebraska 68524.
ITEM 2.

    (a) NAME OF PERSON FILING: This statement is being filed by Thomas R. Coolidge.

    (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
           The principal address of the Reporting Person is 173 Beebe Hills Road, Falls Village, CT 06031.

    (c)    CITIZENSHIP:      USA

    (d)    TITLE OF CLASS OF SECURITIES:      Common Stock

    (e)    CUSIP NUMBER:     09061V 10 8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON ILING IS A:

    (a)  / /  Broker or Dealer registered under Section 15 of the Act.

    (b)  / /  Bank as defined in Section 3(a)(6) of the Act.

    (c) / / Insurance Company as defined in Section 3(a)(19) of the Act.

    (d) / / Investment Company registered under Section 8 of the Investment Company Act of 1940.

    (e)  / /  Investment Adviser in accordance
              with Section 240.13d-1(b)(1)(ii)(E).

    (f) / / Employee Benefit Plan or Endowment Fund in accordance with Section 240.13d-1(b)(1)(ii)(F).

    (g) / / Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7).

    (h) / / Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act.

    (i) / / Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.


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                                                               Page 4 of 6 Pages


    (j)  / /  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

              Not applicable

ITEM 4.   OWNERSHIP:

    As of December 31, 2000 the beneficial ownership of shares of the Reporting Person was as follows:

    (a) Amount beneficially owned:  723,879

    -------------------------------------------------------------------------

    (b) Percent of Class:   9.5%

    -------------------------------------------------------------------------

    (c) Of the shares beneficially owned by the Reporting
        Person, he has the power to vote or dispose of the shares as follows:

        (i)   Sole power to vote or direct the vote:
              723,879

              ---------------------------------------------------------------
        (ii)  Shared power to vote or direct the vote:  0

              ---------------------------------------------------------------
        (iii) Sole power to dispose or direct the
              disposition of:  723,879

              ---------------------------------------------------------------
        (iv)  Shared power to dispose or direct the
              disposition of:  0

              ---------------------------------------------------------------


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          Not Applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY REPORTED ON BY THE PARENT HOLDING
          COMPANY:

          Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

          Not Applicable


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                                                               Page 5 of 6 Pages


ITEM 10. CERTIFICATION:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    February 1, 2001                       /s/  Thomas R. Coolidge
                                              ----------------------------------
                                                     Thomas R. Coolidge


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                                                               Page 6 of 6 Pages

                                    EXHIBIT A

                                   To Form 13G


    The filing of this report shall not be construed as an admission by the person identified in Item 2(a) that, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act, he is the "beneficial owner" of any equity securities listed below; and such person expressly disclaims that he is part of a "group."

Record Owner's Relationship     Record Owner's Type of
to Reporting Person             Ownership                       Number of Shares

Spouse                          Direct                          89,550